                                                                 EXHIBIT 10.11

                                   AMENDMENT

        THIS AMENDMENT ("Amendment") entered into this 5th day of June, 1990, by and between Comair Holdings, Inc., a Kentucky corporation ("Company") and Raymond A. Mueller ("Mueller").

                              W I T N E S S E T H

        WHEREAS, Comair, Inc. and Mueller have entered into a Consulting Agreement dated December 23, 1983 ("Agreement") providing for continued compensation for consulting services to Mueller upon retirement;

        WHEREAS, the Company and Comair, Inc. ("Comair") have entered into an Assignment dated November 1, 1988 whereby Comair assigned to Company, and the Company assumed all of Comair's rights and duties under and pursuant to the Agreement effective as of November 1, 1988;

        WHEREAS, the Company and Mueller desire to amend certain terms of the Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

        1. Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

                 "(a)  Upon Mueller's retirement from full-time employment with
            Company as provided in Section 1 hereof, Company shall pay Mueller annually, in equal monthly installments, and as full and complete compensation for any and all services which Mueller may render to the Company, the sum of One Hundred Fifty Thousand Dollars ($150,000)."
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                                     - 2 -

        2. Section 7, SALE OR MERGER OF COMPANY, of the Agreement is hereby amended in its entirety to read as follows:

            "7. SALE OR MERGER OF COMPANY. In the event of any consolidation or merger of Company into or with another firm or corporation, or the sale of all or substantially all of the assets of Company to another firm or corporation, the acquiring firm or corporation shall assume this Consulting Agreement and become obligated to perform all the terms and conditions herein set forth to be performed on the part of the Company, and Mueller's obligations hereunder shall continue in favor of such acquiring firm or corporation, except the Company shall have the option of prepaying the balance of compensation, if any, owed to the estate or legal representative of Mueller under Section 3(b) hereof at the time of such sale, consolidation or merger.

             Notwithstanding the foregoing, in the event of sale, consolidation or merger of the Company, or a "change in control" of the Company (as hereinafter defined), Mueller may, at his sole option, elect to terminate this Agreement, in which event Company's obligations to make future payments hereunder for the remaining term of this Agreement shall be discounted to present worth at a discount rate equal to the Applicable Federal Rate, as such term is used in Section 1274(d) of the Internal Revenue Code of 1986, as amended, or any successor provision, and shall become immediately due and payable in a lump sum payment upon such sale, consolidation, merger or change in control. "Change in control" shall be deemed to occur if any person, as such term is used in
        Section 13(d) and 14(d) of the Securities Exchange Act of 1934, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company, is or becomes the beneficial owner, as defined in Rule 3d-3 of such Act directly or indirectly of securities representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities. Mueller hereby acknowledges that as a condition of his right to receive the payments provided for in this Section 7, he will be required and hereby agrees to execute and deliver to Company a form of release and any other documents reasonably requested by Company to acknowledge full satisfaction by Mueller of Company's obligations under this Agreement."

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                                     - 3 -

     3. The Company and Mueller hereby ratify the terms and provisions of the Agreement which shall remain in full force and effect except as herein modified.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESS:


/s/RANDY D. RADEMACHER                    /s/RAYMOND A. MUELLER
- -------------------------                 ------------------------
                                          RAYMOND A. MUELLER


                                          COMAIR HOLDINGS, INC.


/s/RANDY D. RADEMACHER                    BY: /s/DAVID R. MUELLER
- ------------------------                  ------------------------
                                              DAVID R. MUELLER, President

                              CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT, made this 23rd day of December, 1983, by and between Raymond A. Mueller ("Mueller") and Comair, Inc., an Ohio corporation ("Company").

                              W I T N E S S E T H:

        WHEREAS, the services of Mueller, his experience and knowledge of the business affairs of Company, and his reputation and contacts in the air transportation industry, especially in the operation of a regional air carrier, are extremely valuable to company; and

        WHEREAS, Company desires to retain Mueller in its services after his retirement from full-time employment with Company and desires to receive the benefit of his knowledge, experience and reputation, and is willing to offer Mueller incentive to do so in the form of this Consulting Agreement by providing compensation and certain other benefits.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by and between Mueller and company as follows:

        1. CONSULTATION SERVICES. Commencing on the date of Mueller's retirement from full-time employment with company, which date shall be at the sole discretion of Mueller on or after his sixty-fifth (65th) birthday but in no event shall exceed Mueller's seventieth birthday, and ending on the death of Mueller, Mueller will render to Company such services of an advisory or consultative nature as may be mutually agreeable to Mueller and Company in order
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                                     - 2 -

for Company to enjoy the benefit of his experience and knowledge of Company's business affairs and the air transportation industry. Mueller agrees to provide written notice of this retirement date to the Board of Directors of Company at least six (6) months prior to such date. Further, Mueller agrees to be available, at times he deems reasonable, to render advice and counsel to officers and directors of Company by telephone or in person at the offices of Company located at 100 Airpark Drive, Greater Cincinnati International Airport, Cincinnati, Ohio 45275. Company desires to retain the services of Mueller and prevent them from being availed of by its competitors and considers that this fact is sufficient consideration for the continued payment of consultive fees as provided herein. Mueller's failure to render such advisory or consultative services by reason of his illness, disability or other incapacity shall not affect his right to receive his compensation during the term hereof.

        2. TERM. This Consulting Agreement shall be effective upon its execution and shall remain in effect until compensation terminates in accordance with Section 3 hereof.

        3.  COMPENSATION.

           (a) Upon Mueller's retirement from full-time employment with Company as provided in Section 1 hereof, company shall pay Mueller annually, in equal monthly installments, and as full and complete
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                                     - 3 -

compensation for any and all services which Mueller may render to Company, the following percentages of his base salary at the time of such retirement, which base salary shall be a minimum of One Hundred Ten Thousand Dollars ($110,000.00) per years:

                (1) 70% of base salary commencing at the age of 65 through 67, inclusive

               (ii) 60% of base salary commencing at the age of 68 through 69, inclusive

              (iii) 40% of base salary commencing upon his 70th birthday and thereafter.

        (b)  In the event that Mueller shall die prior to the expiration of ten
(10) years from the date on which compensation is first paid to him pursuant to this Consulting Agreement the Company shall, for a period of three (3) years following such death, continue to pay to the estate or legal representative of Mueller, in equal monthly installments, the amount of such payments in effect at the time of death.

        (c) Mueller shall also be entitled to participate in hospitalization, health and accident and disability insurance made available by Company to its Executive Officers during the term of this Consulting Agreement.
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                                     - 4 -

        4. LIMITATION OF TRAVEL. During the term of this Consulting Agreement, it is anticipated that Mueller shall render his consultative and advisory services within a radius of one hundred miles of the present city limits of Cincinnati, Ohio. Although Mueller may be called upon from time to time to travel beyond the geographic area described above, such demands upon Mueller shall not be unreasonable. Determinations on this issue shall be made solely by Mueller in good faith, and his determination shall be binding upon Company.

        5. EXPENSES. In the event that Mueller incurs out-of-pocket expenses in connection with the performance by him of consultative services to Company, including but not limited to travel, transportation and entertainment expenses, then Company shall reimburse Mueller for such expenses upon request and submission of satisfactory documentation.

        6.  CONFIDENTIALITY AND NON-COMPETITION.

            (a) Mueller will not at any time during the term of this Agreement or thereafter, except as authorized by company, divulge, furnish or make accessible to any person, firm, corporation or other entity, and such confidential and sensitive information and any other information not otherwise publicly available which he presently possesses or which he may obtain during the course of his employment with or consultation for Company with respect to the
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                                     - 5 -

business, customers and affairs of Company or any subsidiary or affiliate of Company or trade secrets, developments, know-how methods or other information and data pertaining to practices, equipment, developments or any confidential or secret aspect of the business of Company or any subsidiary or affiliate of Company, and that all such matters and information shall be kept strictly and absolutely confidential. Mueller, upon termination of his employment with or consulting for Company, irrespective of the time, manner or cause of termination, will surrender and deliver to Company all lists, books, records and data of every kind relating to or in connection with the business of Company or any subsidiary or affiliate of Company, and all property belonging to Company and any subsidiary or affiliate of Company.

        (b) During the term of this Agreement and, in the event that Mueller's employment with or consulting for Company is terminated, for a period of two
(2) years after such termination, Mueller shall not, directly or indirectly, engage in or contract with others to engage in any business enterprise, line of work, consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to the business conducted by Company in any area in which Company or any or its affiliates or subsidiaries provides or plans to provide air transportation to the public. Mueller acknowledges that the
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                                     - 6 -

geographic area covered hereby, and the period and nature of the agreed restrictions are reasonable and necessary for the protection of the business of Company. All provisions of this paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, the remainder shall continue to be in full force and effect.

        7. SALE OR MERGER OF COMPANY. In the event of any consolidation or merger of Company into or with another firm or corporation, or the sale of all or substantially all of the assets of Company to another firm or corporation, the acquiring firm or corporation shall assume this Consulting Agreement and become obligated to perform all the terms and conditions herein set forth to be performed on the part of Company, and Mueller's obligations hereunder shall continue in favor of such acquiring firm or corporation, except that Company shall have the option of prepaying the balance of compensation, if any, owed to the estate or legal representative of Mueller under Section 13(b) hereof at the time of such sale, consolidated or merger. Notwithstanding the foregoing, in the event of sale or merger of company. Mueller may, at his sole option, elect to terminate this Agreement, in which event Company's obligation to pay compensation to Mueller shall also terminate.
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                                     - 7 -

        8. ASSIGNMENT AND SUCCESSORS IN INTEREST. To the extent that the obligations provided for herein require the personal performance of Mueller, Mueller's rights, interests and obligations as provided herein may not be assigned. Except as otherwise provided in the immediately preceding sentence of this Section, all rights, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates.

        9. MODIFICATION OF AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes any and all other agreements, written or oral, expressed or implied, pertaining to the subject matter hereof. It may not be changed orally, but only by written instrument signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

        10. GOVERNING LAW. The Consulting Agreement shall be construed and governed in all respects in accordance with laws of the State of Ohio.
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                                     - 8 -

        IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the date and year first above written.

WITNESS:


                                                /s/ RAYMOND A. MUELLER
                                                ---------------------------
                                                Raymond A. Mueller


                                                COMAIR, INC.


                                                BY: /s/ JOHN S. DUNKIN
                                                    -----------------------